EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168978 and 333-168984 on Form S-3 and Registration Statement No. 333-183439 on Form S-8 of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedule of NV Energy, Inc. and subsidiaries, and the effectiveness of NV Energy, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of NV Energy, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 26, 2013